NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.twitter.com/ford www.facebook.com/ford Ford Names John Veihmeyer to Board of Directors DEARBORN, Mich., November 16, 2017 – Ford Motor Company (NYSE: F) is announcing today the election of John Veihmeyer to the company’s board of directors. His appointment is effective December 1. Veihmeyer, 62, has decades of experience advising the world’s leading companies on financial reporting, risk management and governance. He recently retired as chairman of KPMG International, a role he held since April 2014. “John brings decades of accounting, governance and risk management experience that spans multiple industries and global borders,” said Executive Chairman Bill Ford. “He will provide a unique perspective to our board at an exciting and unprecedented time of change for our company and our industry.” Veihmeyer will serve on the Ford Board of Directors’ Audit, and Nominating & Governance committees. Before becoming chairman, Veihmeyer previously held numerous roles at KPMG, including U.S. chairman and CEO, U.S. deputy chairman, managing partner of KPMG’s Washington, D.C., operations, and global head of Risk Management and Regulatory. Veihmeyer has been named as one of the “Top 100 Most Influential People in Accounting” by Accounting Today magazine, and one of the Top 100 Most Influential People in Corporate Governance by Directorship Magazine. He is a member of the Business Roundtable, the International Business Council of the World Economic Forum, and serves as a member of the Board of Trustees of the University of Notre Dame and of the Financial Accounting Foundation. He received a bachelor’s degree in accounting from the University of Notre Dame Mendoza College of Business. Reference Information For biographical information and photos of John Veihmeyer, click here. # # # About Ford Motor Company Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 203,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com. Contact: Brad Carroll 313.390.5565 bcarro37@ford.com